NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION 707 17TH STREET, SUITE 3600 DENVER, COLORADO 80202	CONTACT: PATRICK J. REDMOND VP - CORPORATE PLANNING AND INVESTOR RELATIONS 303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES THIRD QUARTER 2011 RESULTS

Completed the spin-off of Lone Pine Resources

Net sales volumes decreased 3% sequentially to 323 MMcfe/d due to 10 MMcfe/d of production downtime in the Texas Panhandle associated with third party infrastructure issues

Initial results from the horizontal drilling program targeting "oil zones" in the Texas Panhandle exceeded expectations

Initial results from the first Eagle Ford Shale well drilled in the uppermost member of the section exceeded expectations

Fourth quarter 2011 net sales volumes guidance of 335 MMcfe/d to 345 MMcfe/d assuming no improvement in production downtime in the Texas Panhandle

DENVER, COLORADO - October 31, 2011 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2011. The financial results of Forest's former Canadian subsidiary, Lone Pine Resources Inc. (Lone Pine) (NYSE: LPR) (TSX: LPR) are treated as discontinued operations in the accompanying consolidated financial statements. Subsequent to the initial public offering of Lone Pine on June 1, 2011, Forest owned approximately 82% of the outstanding shares of Lone Pine's common stock. On September 30, 2011, Forest distributed, or spun-off, its remaining ownership in Lone Pine in the form of a pro rata common stock dividend to all Forest shareholders of record as of the close of business on September 16, 2011 (the Record Date). Forest shareholders received 0.61248511 of a share of Lone Pine common stock for every share of Forest common stock held as of the close of business on the Record Date.

The information contained throughout the remainder of this press release, unless otherwise indicated, relates only to Forest and excludes the operations of Lone Pine from the current and historical periods.

Forest reported the following highlights for the three months ended September 30, 2011:

•	Net sales volumes decreased 3% sequentially to 323 MMcfe/d due to 10 MMcfe/d of production downtime in the Texas Panhandle associated with third party infrastructure issues

•	Adjusted net earnings of $37 million, or $.32 per diluted share, inclusive of the discontinued operations, net of noncontrolling interest, associated with Lone Pine

•	Adjusted net earnings of $29 million, or $.25 per diluted share, exclusive of the discontinued operations associated with Lone Pine

•	Adjusted EBITDA and discretionary cash flow of $173 million and $134 million, respectively, inclusive of the discontinued operations, net of noncontrolling interest, associated with Lone Pine

•	Adjusted EBITDA and discretionary cash flow of $142 million and $106 million, respectively, exclusive of the discontinued operations associated with Lone Pine

•
First Missourian Wash oil well in the Texas Panhandle came on-line at the end of the third quarter with a 24-hour initial production rate of 2,803 Bbls/d of oil, 436 Bbls/d of natural gas liquids, and 4 MMcf/d of natural gas

•	First Cleveland oil well in the Texas Panhandle came on-line at the end of the third quarter with a 24-hour initial production rate of 654 Bbls/d of oil

•	One of the first Granite Wash "C" wells, drilled in the third quarter, had a 24-hour initial production rate of 31 MMcfe/d

•	First Eagle Ford Shale well drilled in the uppermost member of the section had a 24-hour production rate of 951 Boe/d and has averaged 552 Boe/d over the first 21 days of production

•	First Haynesville Shale well in 2011 came on-line in October with an initial restricted production rate of 12 MMcfe/d with a flowing pressure of 8,640 psi

•	Fourth quarter 2011 net sales volumes guidance of 335 MMcfe/d to 345 MMcfe/d assuming no improvement in production downtime in the Texas Panhandle

H. Craig Clark, President and CEO, stated, “We completed the spin-off of Lone Pine on September 30, 2011, marking the culmination of our efforts to focus development plans in our existing U.S. asset base, which is primarily in Texas. We want to thank the team at Lone Pine for its efforts in helping to facilitate this spin-off that enabled us to provide another meaningful dividend to our shareholders. We hope that Forest's shareholders will continue to benefit from the strong asset portfolio and future upside that we believe exists in Canada through their ownership in Lone Pine's stock.

“Our production for the quarter came in lower than expected due to production downtime of 10 MMcfe/d associated with infrastructure issues in the Texas Panhandle. However, our drilling program results from our new Texas Panhandle oil zones and the Granite Wash "C" zone were well above our expectations. The results from these wells demonstrate the hydrocarbon potential that exists in the Texas Panhandle from 'new' zones. We plan to continue running a one rig program in each of these zones for the remainder of the year and beyond.

“The Eagle Ford oil play is in the early stages of development and is showing positive results. Our latest Eagle Ford well is the first well to utilize our new completion procedure, which involved landing the lateral higher in the Eagle Ford section and pumping a smaller and less expensive fracture stimulation. We also re-entered the Haynesville Shale during the quarter with a one rig program. The decision to put a rig in the play was due to positive results achieved from our restricted rate program in 2010 and a reduction in drilling and completion costs.

“After the spin-off, we now have a very concentrated asset base. We believe that our Texas Panhandle and Haynesville Shale programs, while keeping capital expenditures within cash flow, are by themselves capable of driving organic production growth for the entire company. Indeed, these areas are responsible for our production guidance for the fourth quarter, which represents a 5% sequential organic growth rate. In addition, we have significant exposure to developing oil plays in the Eagle Ford Shale and Permian Basin, where we have recently seen encouraging results.”

THIRD QUARTER 2011 RESULTS

For the three months ended September 30, 2011 Forest reported net earnings from continuing operations of $60 million, or $.52 per diluted share. This compares to Forest's net earnings from continuing operations of $56 million, or $.49 per diluted share, in the corresponding 2010 period. Net earnings from continuing operations for the three months ended September 30, 2011 were affected by the following items:

•	The non-cash effect of net unrealized gains on derivative instruments totaling $55 million ($35 million net of tax)

•	The non-cash effect of stock-based compensation expense attributable to the spin-off totaling $7 million ($4 million net of tax)

Without the effects of these items, Forest's adjusted net earnings from continuing operations for the three months ended September 30, 2011 were $29 million, or $.25 per diluted share, which represents a decrease of 21% and 22%, respectively, compared to Forest's adjusted net earnings from continuing operations of $37 million, or $.32 per diluted share, in the corresponding 2010 period. Forest's adjusted EBITDA from continuing operations for the three months ended September 30, 2011 decreased 7% to $142 million, compared to $153 million in the corresponding 2010 period. Forest's adjusted discretionary cash flow from continuing operations for the three months ended September 30, 2011 decreased 9% to $106 million, compared to $117 million in the corresponding 2010 period.

The decrease in net earnings, EBITDA, and discretionary cash flow, each as adjusted, was primarily due to lower average natural gas prices (including the effects of realized derivatives) and net sales volumes, partially offset by higher oil and natural gas liquids prices (including the effects of realized derivatives).

Net Sales Volumes, Average Realized Prices, and Revenues

The following table details the components of Forest's net sales volumes, average realized prices, and revenues for the three months ended September 30, 2011:

	Three Months Ended September 30, 2011
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Net sales volumes	236.7	6.9	7.5	323.2

Average realized prices	Gas	Oil	NGLs	Total
	($/Mcf)	($/Bbl)	($/Bbl)	($/Mcfe)

Average realized prices not including realized derivative gains and losses	$3.87	$91.87	$45.35	$5.85
Realized gains (losses) on NYMEX derivatives	0.81	(2.09)	(11.22)	0.29
Average realized prices including realized derivative gains and losses	$4.68	$89.77	$34.12	$6.14

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains and losses	$84,158	$58,610	$31,244	$174,012
Realized gains (losses) on NYMEX derivatives	17,708	(1,335)	(7,734)	8,639
Revenues including realized derivative gains and losses	$101,866	$57,275	$23,510	$182,651

Total Cash Costs

Forest's total cash costs for the three months ended September 30, 2011 decreased 5% to $84 million, compared to $88 million in the corresponding 2010 period, pro forma for the current income tax credit realized in the third quarter of 2010. Total cash costs per-unit for the three months ended September 30, 2011 increased 12% to $2.83 per Mcfe, compared to $2.52 per Mcfe in the corresponding 2010 period, pro forma for the current income tax credit realized in the third quarter of 2010.

The following table details the components of total cash costs for the three months ended September 30, 2011 and 2010:

	Three Months Ended September 30,
	2011	Per Mcfe	2010	Per Mcfe

Production expense	$34,603	$1.16	$39,655	$1.13
General and administrative expense (excluding stock-based compensation of $8,832 and $4,878, respectively)	11,110	0.37	11,435	0.33
Interest expense	37,225	1.25	37,237	1.06
Current income tax expense	1,172	0.04	(16,814)	(0.48)
Total cash costs	$84,110	$2.83	$71,513	$2.04

Current income tax credit	—	—	16,984	0.48
Pro forma total cash costs	$84,110	$2.83	$88,497	$2.52
_________________________
Total cash costs is a non-GAAP measure that is used by management to assess the Company's cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's depreciation and depletion expense per-unit for the three months ended September 30, 2011 increased 32% to $1.83 per Mcfe compared to $1.39 per Mcfe in the corresponding 2010 period. The increase in depreciation and depletion expense per-unit was primarily the result of higher finding and development costs associated with Forest's liquids-focused capital expenditure program.

Exploration and Development Capital Expenditures

Forest invested $182 million in exploration and development activities (excluding capitalized interest, capitalized stock-based compensation, asset retirement obligations incurred, and acquisitions) for the three months ended September 30, 2011 compared to $131 million in the corresponding 2010 period. The increase in exploration and development capital expenditures for the three months ended September 30, 2011 was a result of increased liquids-focused drilling in 2011 compared to the corresponding 2010 period.

Leasehold Acquisitions

Forest invested $76 million in leasehold acquisitions for the three months ended September 30, 2011 compared to $9 million in the corresponding 2010 period. The increase in leasehold acquisition spending is a result of Forest's strategic decision to focus efforts in prospective liquids areas. The addition of 69,000 gross acres (49,000 net) in the Eagle Ford Shale, the Permian Basin, the Texas Panhandle, and other prospective liquids areas during the three months ended September 30, 2011 bolsters Forest's inventory of potential liquids drilling locations.

THIRD QUARTER 2011 OPERATIONAL RESULTS

Forest's equivalent net sales volumes and exploration and development capital for the three months ended September 30, 2011 were 323 MMcfe/d and $182 million, respectively. The Company experienced production downtime in the Texas Panhandle for compression and plant downtime, which resulted in a reduction of net sales volumes during the quarter of 10 MMcfe/d.

As a result of unsatisfactory third-party pipeline and plant performance in the Texas Panhandle,

Forest is evaluating various solutions to reduce the production downtime, including laying a company-owned and controlled pipeline.

Texas Panhandle

Forest holds approximately 172,000 gross acres (103,000 net) in the Texas Panhandle. The area provides horizontal drilling opportunities targeting multiple liquids-rich Granite Wash intervals as well as other multi-pay objectives, including uphole oil zones.

Since the beginning of the third quarter, Forest completed seven horizontal Granite Wash wells (two wells in Hemphill County and five wells in Wheeler County) that had average 24-hour initial production rates of 15 MMcfe/d, including a liquids component of approximately 45% of total equivalent production, or over 1,100 Bbls/d of liquids. One of the first wells targeting the Granite Wash "C" interval tested a 24-hour initial production rate of 31 MMcfe/d, including a liquids component of approximately 40% of total equivalent production, or over 2,000 Bbls/d of liquids.

Two new oil zones, the Missourian Wash (Hogshooter) and the Cleveland, were tested during the later stages of the third quarter. The Missourian Wash well had a 24-hour initial production rate of 2,803 Bbls/d of oil, 436 Bbls/d of natural gas liquids, and 4 MMcf/d of natural gas while the Cleveland well had a 24-hour initial production rate of 654 Bbls/d of oil. The results from these two new wells further open oil drilling opportunities across the Texas Panhandle. In the Missourian Wash, Forest has initially identified approximately 30 follow-up locations with additional acreage being reviewed for potential. In the Cleveland, Forest has initially identified approximately 90 follow-up locations with additional acreage being reviewed for potential.

Gonzales, Lee, DeWitt Counties, Texas - Eagle Ford Shale Play

Forest holds approximately 128,000 gross acres (118,000 net) in the Eagle Ford Shale play. The area provides Forest access to the oil-bearing section of the Eagle Ford and has the potential to become a significant oil development opportunity through the application of horizontal drilling and completion technologies.

Since the beginning of the third quarter, Forest completed five horizontal Eagle Ford Shale oil wells that had average 24-hour production rates of 481 Boe/d. Forest's most recent completion tested the uppermost member of the Eagle Ford Shale and encountered positive results with a 24-hour production rate of 951 Boe/d, and has averaged 552 Boe/d over the first 21 days of production. This most recent well had the lateral placed in the uppermost member of the section and utilized new completion techniques that included pumping smaller and less expensive fracture stages. Further, this well was monitored using micro-seismic to further evaluate the effectiveness of the fracture stimulation. Forest has four wells drilled in the uppermost member of the Eagle Ford that are currently waiting on completion.

Forest is currently utilizing two rigs to drill vertical micro-seismic monitoring wells as it continues to delineate its acreage position in Gonzales County, Texas. These micro-seismic wells are intended to optimize completions to increase initial production rates and estimated ultimate recoveries while decreasing completion costs. In most cases, these vertical wells can further be used as water supply wells for future completions.

Crockett County, Texas - Wolfcamp Shale Oil Play

The Company's New Ventures group has accumulated 58,000 gross (51,000 net) contiguous acres, primarily comprised of two leases, in the Permian Basin prospective for the Wolfcamp Shale oil play.

Although the play is still in the early stages, Forest believes the area is prospective not only for the Wolfcamp Shale but also for other conventional targets.

As this is a new play, Forest intends to perform the necessary "science" work, including extensive coring of vertical pilot wells and employing micro-seismic technology to identify the most effective way to complete the horizontal wells. Forest drilled its first vertical and horizontal well pair in the third quarter and is currently completing the horizontal well while utilizing micro-seismic through the vertical well. Forest has commenced the second vertical and horizontal well pair in a different area of its acreage position and intends to continue testing this acreage during the remainder of the year and into 2012 by drilling and completing a total of six wells.

East Texas, North Louisiana - Haynesville / Bossier Shale

Forest recently moved a rig to its acreage in the Haynesville Shale. The decision was made to re-enter the play as a result of positive performance from its restricted rate production program from the seven wells drilled in 2010 and reductions in drilling and completion costs in the region. The seven wells drilled in 2010 have produced at an average rate of 8 MMcfe/d during their first 240 days of production and, at the end of the 240 days, had an average flowing pressure of approximately 4,300 psi. Forest now believes that the estimated ultimate recovery from these wells should exceed the 6.5 Bcfe type curve. Forest recently completed its first well in the area in 2011, which had an initial restricted rate of approximately 12 MMcfe/d with a flowing pressure of approximately 8,640 psi. The performance from this most recently completed well is consistent with other rate-restricted wells drilled in 2010.

UPDATED FOURTH QUARTER 2011 GUIDANCE

The detail below represents Forest's updated guidance for oil and gas net sales volumes and price realizations for the three months ended December 31, 2011. Except as indicated below, all other guidance detailed in Forest's press release dated July 6, 2011 has not changed.

The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward-Looking Statements.”

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors. The cost of services and materials needed to produce Forest's products are also determined by prevailing market conditions, both regional and worldwide. These factors are beyond Forest's control and are difficult to predict. In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products. Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.

The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes). Forest's estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Forest can give no assurance that its future results will be as estimated.

Oil and Gas Net Sales Volumes: The guidance below does not anticipate any improvement in the third party pipeline and plant performance in the Texas Panhandle.

Forest expects total average net sales volumes of 335 - 345 MMcfe/d for the three months ended December 31, 2011. Net sales volumes are expected to be comprised of approximately 70% natural gas and 30% liquids.

Price Realizations:

Based on current prices, Forest expects natural gas price realizations for the three months ended December 31, 2011 will average $0.30 to $0.40 per MMBtu less than the NYMEX Henry Hub price, not including the effect of derivatives.

Based on current prices, Forest expects oil price realizations for the three months ended December 31, 2011 will average $0.00 to $2.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price, not including the effect of derivatives.

Based on current prices, Forest expects natural gas liquids realizations for the three months ended December 31, 2011 will average 45% of the WTI price, not including the effect of derivatives.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings from continuing operations as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings from continuing operations after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings from continuing operations, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended September 30,
	2011	2010

Net earnings from continuing operations	$59,610	$55,571
Unrealized gains on derivative instruments, net of tax	(34,831)	(18,624)
Stock-based compensation expense attributable to the spin-off, net of tax	4,228	—
Adjusted net earnings from continuing operations	29,007	36,947
Adjusted net earnings from discontinued operations, net of noncontrolling interest	8,303	5,556
Adjusted net earnings attributable to Forest Oil Corporation	$37,310	$42,503

Earnings attributable to participating securities and other adjustments:
Continuing operations	$(1,256)	$(691)
Discontinued operations, net of noncontrolling interest	(187)	(115)
Total	$(1,443)	$(806)

Adjusted net earnings for diluted earnings per share from:
Continuing operations	$27,751	$36,256
Discontinued operations, net of noncontrolling interest	8,116	5,441
Total	$35,867	$41,697

Weighted average number of diluted shares outstanding	112,162	111,778

Adjusted diluted earnings per share from:
Continuing operations	$0.25	$0.32
Discontinued operations, net of noncontrolling interest	0.07	0.05
Total	$0.32	$0.37

Adjusted EBITDA
In addition to reporting net earnings from continuing operations as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings from continuing operations after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings from continuing operations, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended September 30,
	2011	2010

Net earnings from continuing operations	$59,610	$55,571
Interest expense	37,225	37,237
Income tax expense	34,556	34,313
Depreciation, depletion, and amortization	54,323	48,862
Accretion of asset retirement obligations	1,539	1,442
Unrealized gains on derivative instruments, net	(54,548)	(29,091)
Stock-based compensation	9,732	4,447
Adjusted EBITDA from continuing operations	142,437	152,781
Adjusted EBITDA from discontinued operations, net of noncontrolling interest	30,170	23,635
Adjusted EBITDA attributable to Forest Oil Corporation	$172,607	$176,416

Adjusted Discretionary Cash Flow
In addition to reporting net cash provided by operating activities of continuing operations as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities of continuing operations after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities of continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of net cash provided by operating activities of continuing operations, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended September 30,
	2011	2010

Net cash provided by operating activities of continuing operations	$111,770	$115,391
Changes in working capital:
Accounts receivable	3,255	(2,540)
Other current assets	2,223	11,216
Accounts payable and accrued liabilities	(3,527)	18,237
Accrued interest and other current liabilities	(7,617)	(8,185)
Current income taxes associated with oil and gas property divestitures	—	(16,984)
Adjusted discretionary cash flow from continuing operations	106,104	117,135
Adjusted discretionary cash flow from discontinued operations, net of noncontrolling interest	27,422	23,759
Adjusted discretionary cash flow attributable to Forest Oil Corporation	$133,526	$140,894

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness. The following table sets forth the components of net debt as of the September 30, 2011 (in thousands):

	September 30, 2011
	Principal	Book*

Credit facility	$—	$—
8% Senior notes due 2011	285,000	285,497
7% Senior subordinated notes due 2013	12	12
8½% Senior notes due 2014	600,000	586,144
7¼% Senior notes due 2019	1,000,000	1,000,435
Total debt	1,885,012	1,872,088

Less: cash and cash equivalents	(270,089)	(270,089)
Net debt	$1,614,923	$1,601,999
_________________________

*
Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swap terminations of $.2 million and unamortized net discounts on the issuance of certain senior notes of $(13) million as of September 30, 2011.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, November 1, 2011, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and

706.634.0924 (for International) and request the Forest Oil teleconference (ID # 20682888). A Q&A period will follow.

A replay will be available from Tuesday, November 1 through November 15, 2011. You may access the replay by dialing toll free 855.859.2056 (for U.S./Canada) and 404.537.3406 (for International), conference ID # 20682888.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.
*****
Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

October 31, 2011

FOREST OIL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2011	December 31, 2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$270,089	$217,569
Accounts receivable	72,639	102,325
Derivative instruments	66,726	60,182
Inventory	13,422	22,640
Other current assets	31,346	28,825
Current assets of discontinued operations	—	50,142
Total current assets	454,222	481,683

Net property and equipment	2,507,387	2,070,273
Deferred income taxes	236,558	284,021
Goodwill	239,420	239,420
Derivative instruments	20,772	8,244
Other assets	39,746	36,698
Long-term assets of discontinued operations	—	665,049
	$3,498,105	$3,785,388
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$224,259	$209,998
Accrued interest	34,041	23,630
Derivative instruments	13,101	36,413
Deferred income taxes	16,941	6,911
Current portion of long-term debt	285,497	287,092
Asset retirement obligations	2,501	121
Other current liabilities	17,891	19,562
Current liabilities of discontinued operations	—	45,647
Total current liabilities	594,231	629,374

Long-term debt	1,586,591	1,582,280
Asset retirement obligations	75,760	73,011
Derivative instruments	1,849	—
Other liabilities	64,983	73,463
Long-term liabilities of discontinued operations	—	74,473
Total liabilities	2,323,414	2,432,601

Shareholders' equity:
Common stock	11,440	11,359
Capital surplus	2,480,984	2,684,269
Accumulated deficit	(1,306,530)	(1,424,905)
Accumulated other comprehensive income	(11,203)	82,064
Total equity	1,174,691	1,352,787
	$3,498,105	$3,785,388

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010
	(In thousands except per share amounts)
Revenues:
Oil, natural gas, and natural gas liquids sales	$174,012	$174,991
Interest and other	109	203
Total revenues	174,121	175,194
Costs, expenses, and other:
Lease operating expenses	23,480	23,602
Production and property taxes	7,926	12,751
Transportation and processing costs	3,197	3,302
General and administrative	19,942	16,313
Depreciation, depletion, and amortization	54,323	48,862
Interest expense	37,225	37,237
Realized and unrealized gains on derivative instruments, net	(65,961)	(59,156)
Other, net	(177)	2,399
Total costs, expenses, and other	79,955	85,310
Earnings from continuing operations before income taxes	94,166	89,884
Income tax	34,556	34,313
Net earnings from continuing operations	59,610	55,571
Earnings from discontinued operations, net of tax	28,108	13,340
Net earnings	87,718	68,911
Less: net earnings attributable to noncontrolling interest	4,923	—
Net earnings attributable to Forest Oil Corporation	$82,795	$68,911

Basic earnings per common share attributable to Forest Oil Corporation common shareholders:
Earnings from continuing operations	$0.52	$0.49
Earnings from discontinued operations, net of tax	0.20	0.12
Basic earnings per common share attributable to Forest Oil Corporation common shareholders	$0.72	$0.61

Diluted earnings per common share attributable to Forest Oil Corporation common shareholders:
Earnings from continuing operations	$0.52	$0.49
Earnings from discontinued operations, net of tax	0.20	0.11
Diluted earnings per common share attributable to Forest Oil Corporation common shareholders	$0.72	$0.60

FOREST OIL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010
	(In thousands)
Operating activities:
Net earnings	$87,718	$68,911
Less: earnings from discontinued operations	28,108	13,340
Earnings from continuing operations	59,610	55,571
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation, depletion, and amortization	54,323	48,862
Deferred income tax	33,384	51,127
Unrealized gains on derivative instruments, net	(54,548)	(29,091)
Stock-based compensation expense	9,732	4,447
Accretion of asset retirement obligations	1,539	1,442
Other, net	2,064	1,761
Changes in operating assets and liabilities:
Accounts receivable	(3,255)	2,540
Other current assets	(2,223)	(11,216)
Accounts payable and accrued liabilities	3,527	(18,237)
Accrued interest and other current liabilities	7,617	8,185
Net cash provided by operating activities of continuing operations	111,770	115,391
Investing activities:
Capital expenditures for property and equipment:	(283,072)	(138,888)
Proceeds from sales of assets	322	46,985
Net cash used by investing activities of continuing operations	(282,750)	(91,903)
Financing activities:
Change in bank overdrafts	(35,013)	18,612
Other, net	105	(18)
Net cash (used) provided by financing activities of continuing operations	(34,908)	18,594
Cash flows of discontinued operations:
Operating cash flows	44,058	36,957
Investing cash flows	(50,196)	(27,304)
Financing cash flows	3,957	(2,385)
Net cash (used) provided by discontinued operations	(2,181)	7,268
Effect of exchange rate changes on cash	(126)	1,463
Net (decrease) increase in cash and cash equivalents	(208,195)	50,813
Net decrease in cash and cash equivalents of discontinued operations	4,145	(8,921)
Net (decrease) increase in cash and cash equivalents of continuing operations	(204,050)	41,892
Cash and cash equivalents of continuing operations at beginning of period	474,139	200,786
Cash and cash equivalents of continuing operations at end of period	$270,089	$242,678